Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-127820 and 333-138339 on Form S-8 of our report dated March 21, 2007, relating to the financial statements of Bio Solutions Manufacturing, Inc., which appear in this Annual Report on Form 10-KSB of Bio Solutions Manufacturing, Inc. for the fiscal year ended October 31, 2006.

/s/ Sherb & Co., LLP

Sherb & Co., LLP
New York, New York

March 22, 2007